Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2020 Results

Irvine, CA, June 25, 2020 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces its financial results for the quarter ended March 31, 2020.

For the first quarter of 2020, the Company reported a net (loss) of $(64.7) million, or $(3.05) per diluted common share, as compared to a net (loss) of $(12.6) million, or $(0.60) per diluted common share, for the first quarter of 2019.

For the first quarter of 2020, the Company reported core loss of $(56.1) million, or $(2.64) per diluted common share, as compared to core loss of $(5.8) million, or $(0.28) per diluted common share, for the first quarter of 2019.

Core (loss) earnings is not considered an accounting principle generally accepted in the United States of America (non-GAAP). Core (loss) earnings is a financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses. The Company believes core (loss) earnings more accurately reflects the Company’s current business operations of mortgage originations. Core (loss) earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core (loss) earnings further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended
(in thousands, except share data)	March 31,	December 31,	March 31,
(unaudited)	2020	2019	2019
Revenues:
(Loss) gain on sale of loans, net	$(28,162)	$26,072	$12,214
Servicing fees, net	2,507	2,973	2,969
(Loss) gain on mortgage servicing rights, net	(18,310)	353	(5,623)
Real estate services fees, net	393	753	806
Other	63	220	—
Total revenues	(43,509)	30,371	10,366
Expenses:
Personnel expense	20,664	18,005	14,121
Business promotion	3,128	3,091	2,923
General, administrative and other	6,975	6,284	5,226
Total expenses	30,767	27,380	22,270
Operating (loss) income:	(74,276)	2,991	(11,904)
Other income (expense):
Net interest income	2,928	2,501	1,796
Change in fair value of long-term debt	9,036	(2,388)	265
Change in fair value of net trust assets	(2,383)	(3,964)	(2,683)
Total other income (expense)	9,581	(3,851)	(622)
Loss before income taxes	(64,695)	(860)	(12,526)
Income tax expense (benefit)	36	(183)	86
Net loss	$(64,731)	$(677)	$(12,612)
Other comprehensive loss:
Change in fair value of mortgage-backed securities	—	(121)	21
Change in fair value of instrument specific credit risk	(3,073)	474	96
Total comprehensive loss	$(67,804)	$(324)	$(12,495)

Diluted weighted average common shares	21,228	21,220	21,159
Diluted loss per share	$(3.05)	$(0.03)	$(0.60)

The first quarter of 2020 was a tale of two quarters, and we believe turned out to be more challenging than any in our industry anticipated. While January and February saw substantial growth in monthly loan volumes and GAAP and core earnings, dynamics quickly shifted as the spread of the novel coronavirus (COVID-19) accelerated into a global pandemic (pandemic) in mid-March. Significant dislocation in the financial markets quickly ensued, resulting in one of the fastest market declines in history. In late March, in response to the pandemic, the rapid deterioration in financial markets and the uncertainty around the various initiatives promulgated by the U.S. Federal Government, the Federal Reserve and other state and local governmental and governmental sponsored entities (GSEs) relating to economic stimulus, mortgage principal and interest forbearance, liquidity and origination and servicing practices, the Company instituted a temporary suspension of all lending activities believing it prudent to de-risk and to protect liquidity during this unprecedented time. We believe these actions were crucial to preserving long-term value for our capital partners and stakeholders.

In mid-March, we undertook a series of actions to help ensure the safety and productivity of our employees and help prevent the spread of COVID-19 among our workforce. Substantially all of our employees have been working remotely since March 20, 2020. As part of the temporary suspension of lending activities, we furloughed a significant amount of our workforce beginning in March 2020. We greatly value the health and well-being of our employees and their families and consistent with our furlough policy, have covered and continue to cover employees’ costs of health and medical benefits under the furlough period to provide tangible support during this time of hardship.

In March, to reduce leverage on our balance sheet, we began to sell assets, repay debt, and generate additional cash liquidity. Since March 31, 2020, we have continued to substantially reduce leverage on our balance sheet through asset sales and debt repayments. Between April 1, and May 31, 2020, we sold approximately $469.0 million in mortgage loans, repaid approximately $490.0 million of associated warehouse borrowings, extended the maturity of the $25.0 million in Convertible Promissory Notes originally due May 8, 2020 an additional six months to November 9, 2020, completed the sale of $4.1 billion in unpaid principal balance (UPB) of Freddie Mac MSRs and repaid the associated $15.0 million outstanding on the MSR borrowing facility in its entirety. In addition, during the first quarter and through the date of this release, we have satisfied all obligations under our warehouse lending and repurchase facilities and chose to right-size our borrowing capacity by reducing capacity since March 31, 2020 from $1.7 billion to $600.0 million and reducing warehouse counterparties from six to three over the same period. We believe our existing borrowing capacity is sufficient to fund our near-term origination activities. By May 31, 2020, we had substantially de-levered the balance sheet while increasing our unrestricted cash balance from $24.7 million at December 31, 2019 to approximately $58.0 million at May 31, 2020, while also having a balance of unencumbered whole loans with a UPB of approximately $18.9 million. While we intend to maintain a defensive posture due to the significant risks still present in the marketplace, we announced on June 4, 2020, that we have re-engaged lending activities, initially expected to be GSE, Federal Housing Administration (FHA) and Veterans Affairs (VA) lending. The Company is currently evaluating the Non-Agency jumbo and non-qualified mortgage (NonQM) products and will continue to monitor these market segments as facts and circumstances evolve, particularly relating to the reemergence of NonQM.

Our first quarter 2020 results were significantly impacted by the effects of the pandemic, which ultimately led to significant losses for the quarter. While our origination volumes increased substantially early in the quarter, the financial markets became dislocated in March and our profitability was negatively impacted as a result of substantial widening of spreads on credit assets and a reduction in available liquidity to finance credit assets, causing a severe decline in the values assigned by investors and counterparties for our NonQM position. As a result, for the quarter ended March 31, 2020, the predominance of our loss was due to the substantial remarking of our NonQM position resulting in a significant loss on sale of loans, net as well as a mark-to-market decrease in fair value of our MSRs, as a result of the significant decline in interest rates as a result of the pandemic.

Total expenses increased by $8.5 million, or 38%, to $30.8 million for the first quarter of 2020, compared to $22.3 million for the comparable period in 2019. Personnel expense increased $6.5 million to $20.7 million for the three months ended March 31, 2020 as compared to the same period in 2019. The increase is primarily related to an increase in commission expense and staffing levels as a result of the aforementioned increase in origination volumes. Despite the increase in personnel expense as a result of the increase in origination volume during the quarter, personnel expense decreased to 136 bps of funding’s as compared to 243 bps of funding’s for the same period in 2019. As a result of the decrease in mortgage interest rates in 2019 and through the first quarter of 2020, we increased overhead to align capacity levels with our increased origination projections. As a result, average headcount increased 39% for the first quarter of 2020 as compared to the same period in 2019.

Business promotion increased $205 thousand to $3.1 million for the three months ended March 31, 2020 as compared to $2.9 million for the same period in the prior year. Business promotion increased slightly as a result of the significant drop in interest rates and our effort to capture additional market share during the first quarter. We continue to believe the appropriate consumer direct marketing strategy to be digital campaigns, which allow for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses increased to $7.0 million for the three months ended March 31, 2020 compared to $5.2 million for the same period in 2019. The increase was partially related to a $623 thousand increase in occupancy expense primarily due to right of use (ROU) asset impairment as well as additional leased space as compared to the first quarter of 2019. In August 2019, we entered into an agreement to lease additional office space in our corporate office to accommodate the staffing increase during the third quarter of 2019. During the first quarter of 2020, as a result of the pandemic and subsequent reduction in lending activities, we consolidated one floor of our corporate office and recognized ROU asset impairment of $393 thousand for the additional space leased in August 2019, in addition to a $198 thousand increase in occupancy expense as compared to the first quarter of 2019. The increase was also due to a $490 thousand increase in legal and professional fees, a $387 thousand increase in general expenses and a $247 thousand increase associated with our investment in infrastructure related to the increase in originations during the first quarter of 2020.

Servicing Portfolio Data

(in millions)

	As of March 31, 2020	As of December 31, 2019	% Change	As of March 31, 2019	% Change
Mortgage Servicing Portfolio (UPB)	$4,697.0	$4,931.8	-5%	$6,235.2	-25%
Mortgage Servicing Rights	$24.3	$41.5	-41%	$59.8	-59%

	Q1 2020	Q4 2019	% Change	Q1 2019	% Change
Servicing Fees, Net	$2.5	$3.0	-16%	$3.0	-16%

The mortgage servicing portfolio decreased slightly to $4.7 billion at March 31, 2020 as compared to $4.9 billion at December 31, 2019 and $6.2 billion at March 31, 2019. The decrease in the mortgage servicing portfolio was due to our efforts to strengthen our liquidity position and reposition the Company by focusing on our core NonQM lending business. Throughout 2019 and into the first quarter of 2020, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing fees of $2.5 million in the first quarter of 2020, a 16% decrease over the net servicing fees of $3.0 million in the first quarter of 2019, as a result of the decrease in mortgage interest rates which began in the first quarter of 2019 and caused portfolio runoff. In May 2020, we completed the sale of $4.1 billion in UPB of Freddie Mac MSRs which will further reduce net servicing fees going forward. Delinquencies within the servicing portfolio have remained low at 0.49% for 60+ days delinquent as of March 31, 2020 as compared to 0.51% at December 31, 2019. For the three months ended March 31, 2020, loss on MSRs, net was a loss of $18.3 million compared to a loss of $5.6 million in the comparable 2019 period. For the three months ended March 31, 2020, we recorded a $18.8 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions as well as voluntary and scheduled prepayments. As a result of the aforementioned decrease in interest rates during 2019 and through the first quarter of 2020, $18.4 million of the $18.8 million change in fair value of MSRs was due to prepayments, with $15.8 million primarily due to an increase in prepayment speed assumptions and $2.6 million due to voluntary prepayments.

Origination Data

(in millions)

Total Originations	Q1 2020	Q4 2019	% Change	Q1 2019	% Change
Retail	$1,310.0	$1,231.5	6%	$321.6	307%
Correspondent	$54.2	$59.0	-8%	$57.0	-5%
Wholesale	$152.1	$219.1	-31%	$202.9	-25%
Total Originations	$1,516.3	$1,509.6	0%	$581.5	161%

NonQM Originations	Q1 2020	Q4 2019	% Change	Q1 2019	% Change
Retail	$57.4	$56.6	1%	$89.0	-36%
Correspondent	$53.3	$56.5	-6%	$55.0	-3%
Wholesale	$150.9	$212.6	-29%	$199.3	-24%
Total NonQM Originations	$261.6	$325.7	-20%	$343.3	-24%

During the first quarter of 2020, total originations increased slightly as compared to the fourth quarter of 2019 and increased 161% as compared to $581.5 million in the first quarter of 2019. The increase in originations from the first quarter of 2019 was the result of the substantial drop in mortgage interest rates during the first quarter of 2020 as a result of the global COVID-19 pandemic.

During the first quarter of 2020, the origination volume of NonQM loans decreased to $261.6 million as compared to $325.7 million in the fourth quarter of 2019 and decreased from $343.3 million in the first quarter of 2019. In the first quarter of 2020, the retail channel accounted for 22% of NonQM originations while the wholesale and correspondent channels accounted for 78% of NonQM production. In the fourth quarter of 2019, the retail channel accounted for 17% of NonQM originations while the wholesale and correspondent channels accounted for 83% of NonQM production as compared 26% and 74%, respectively, in the first quarter of 2019. In the first quarter of 2020, our NonQM origination volume had an average FICO of 729 and a weighted average LTV of 68% as compared to an average FICO of 736 and a weighted average LTV of 70% for the quarter ended December 31, 2019 and an average FICO of 728 and a weighted average LTV of 69% for the quarter ended March 31, 2019.

Summary Balance Sheet	March 31,	December 31,
(in thousands, except per share data)	2020	2019
ASSETS
Cash	$80,192	$24,666
Mortgage loans held-for-sale	497,605	782,143
Mortgage servicing rights	24,328	41,470
Securitized mortgage trust assets	2,253,323	2,634,746
Other assets	66,650	63,254
Total assets	$2,922,098	$3,546,279

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$501,086	$701,563
Debt	79,631	70,430
Securitized mortgage trust liabilities	2,238,208	2,619,210
Other liabilities	67,736	50,839
Total liabilities	2,886,661	3,442,042
Total equity	35,437	104,237
Total liabilities and stockholders’ equity	$2,922,098	$3,546,279

Book value per share	$1.67	$4.90
Tangible Book value per share	$1.67	$4.90

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “During the Company’s March 13th Earnings Call, we identified the potential for supply and distribution constraints, and attendant liquidity risks, associated with the adverse impact of Covid-19 to our business and to the global financial markets. The Federal Reserve’s emergency rate cut on March 15th, and the resumption of its Mortgage Backed Securities quantitative easing program, created unprecedented volatility in the interest rate and credit markets in which we operate, materially effecting our GSE and non-QM businesses respectively. We made the difficult but necessary decision to pause originations and instituted aggressive measures to de-lever the Company’s balance sheet and to protect the Company’s liquidity, accomplishing these objectives by the end of April on a trade date basis and by the end of May on a settlement date basis. We honored all commitments and satisfied all margin calls from our capital partners. We more than doubled our liquidity profile, as measured by unrestricted cash, from year-end 2019 to the end of May. By early June, we returned to originating loans, as we have for over 25 years through numerous economic cycles, with a singular focus on creating long-term value for our stakeholders. We commend our Board of Directors and our senior management team, and are proud of our dedicated employee base, for remaining steadfast and accountable to each other, to our capital partners, to our local community, and to our customer, the American homeowner, throughout these challenging times.”

Non-GAAP Financial Measures

This release contains core (loss) earnings and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core (loss) earnings and core (loss) earnings per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net (loss) income includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core (loss) earnings, is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core (loss) earnings is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core (loss) earnings and per share non-GAAP core (loss) earnings to GAAP net (loss) income:

	For the Three Months Ended
Core (Loss) Earnings	March 31,	December 31,	March 31,
(in thousands, except share data)	2020	2019	2019
Net loss before tax:	$(64,695)	$(860)	$(12,526)

Change in fair value of mortgage servicing rights	15,294	(3,694)	3,671
Change in fair value of long-term debt	(9,036)	2,388	(265)

Change in fair value of net trust assets, including trust REO gains	2,383	3,964	2,683
Legal settlements and professional fees, for legacy matters	—	—	50
Severance	—	—	539
Core (loss) earnings before tax	$(56,054)	$1,798	$(5,848)

Diluted weighted average common shares	21,228	21,220	21,159
Diluted core (loss) earnings per share before tax	$(2.64)	$0.08	$(0.28)

	For the Three Months Ended
Core (Loss) Earnings	March 31,	December 31,	March 31,
(in thousands, except share data)	2020	2019	2019
Diluted loss per share	$(3.05)	$(0.03)	$(0.60)
Adjustments:
Income tax expense (benefit)	—	(0.01)	—
Change in fair value of mortgage servicing rights	0.72	(0.17)	0.17
Change in fair value of long-term debt	(0.42)	0.11	(0.01)
Change in fair value of net trust assets, including trust REO gains	0.11	0.18	0.13
Legal settlements and professional fees, for legacy matters	—	—	—
Severance	—	—	0.03
Diluted core (loss) earnings per share before tax	$(2.64)	$0.08	$(0.28)

Conference Call

The Company will hold a conference call on June 26, 2020, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 9486389, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products; ability to successfully re-engage in lending activities; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com